Exhibit 99.1

Press Release

Clean Harbors Reports Fourth-Quarter

and Year-End 2008 Financial Results

•                  Company Exceeds $1 Billion in Revenue for Full-Year 2008

•                  Achieves 22% EBITDA Growth on 9% Revenue Increase in 2008

•                  Enters 2009 with $250 Million in Cash and Cash Equivalents

•                  Announces Tuck-In Acquisition to Expand Presence in Canada

•                  Updates Outlook for 2009

Norwell, MA – February 25, 2009 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the fourth quarter and year ended December 31, 2008.

For the fourth quarter of 2008, Clean Harbors reported revenue of $249.8 million compared with $257.7 million in the fourth quarter of 2007.  Income from operations was $26.9 million compared with $25.1 million in the fourth quarter of 2007.  Fourth quarter 2008 net income attributable to common shareholders was $17.9 million, or $0.75 per diluted share, compared with $16.6 million, or $0.81 per diluted share, in the fourth quarter of 2007.  Weighted average diluted shares outstanding used to calculate the net income per share in the fourth quarter of 2008 were 23.9 million, versus 20.6 million in the fourth quarter of fiscal 2007.

EBITDA (see description below) increased 10 percent to $41.3 million in the fourth quarter of 2008 from $37.6 million in the comparable period of 2007.

Comments on the Fourth Quarter

“Our fourth-quarter performance benefited from strong sales growth at our core operations; however, a number of external factors affected our results, particularly our top-line, which came in below our guidance,” said Alan S. McKim, Chairman and Chief Executive Officer.  “First, we saw unfavorable top-line currency effects as the Canadian dollar continued to decline during the quarter.  Second, as fuel prices decreased in the quarter, we recorded lower-than-anticipated fuel surcharge revenue.  Third, the rapid drop in commodities pricing during the quarter significantly affected our resale of recycled oil, copper and other metals.  Fourth, we had an unscheduled 11-day shutdown at our El Dorado incinerator mid-quarter for emergency repairs. And finally, we saw many customers closing plants and shutting down operations during the holiday season in an effort to conserve cash and curtail spending.”

“Despite the revenue shortfall, we generated a healthy EBITDA margin of 16.5 percent for the quarter as some of the items that reduced our revenue had a related savings benefit on our bottom-line,” said McKim.  “On the cost side, we benefited from lower fuel prices throughout our system, and the weaker Canadian dollar increases the value of the U.S. dollars we hold in Canada.  The primary driver behind our solid EBITDA

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com margin in the fourth quarter was the exceptional results generated by our incineration facilities and landfills within our Technical Services segment.  Even including the additional capacity we rolled out in 2008, incineration utilization was a record 98 percent in the quarter.  This is even more impressive in light of the unscheduled El Dorado shutdown.  Our landfills also outperformed in the quarter, with total landfill volumes more than 20 percent higher than in the fourth quarter of 2007.”

“Within our Site Services segment, we achieved some incremental year-over-year growth in the fourth quarter as we experienced steady contributions from the service locations we acquired from Universal Environmental and the additional branches we opened throughout the year,” McKim said. “In the fourth quarter, we continued our geographic expansion with the opening of a service location in Roebuck, South Carolina, which brought our total of new service locations opened in 2008 to six – meeting our annual goal.  Emergency response revenue totaled approximately $4 million in the quarter, with the bulk of that work related to the Gulf region due to the hurricanes that occurred in September.”

Full-Year 2008 Results

Revenues for the year ended December 31, 2008 increased 8.8 percent to $1.03 billion, compared with $946.9 million for full-year 2007.  Income from operations for full-year 2008 increased 26.6 percent to $108.0 million versus $85.3 million in the prior year.  EBITDA (see description below) for 2008 increased 22.4 percent to $163.2 million from $133.3 million for 2007. The Company achieved its goal of reaching 15.8 percent EBITDA margin in 2008.

The Company generated net income attributable to common shareholders of $57.5 million, or $2.51 per diluted share, for the full-year 2008.  This compares with 2007 net income attributable to common shareholders of $44.0 million, or $2.14 per diluted share.

The Company concluded 2008 with cash and cash equivalents of $249.5 million, compared with $119.5 million at December 31, 2007. In addition, the Company reduced its outstanding debt by $67.8 million during the year, from $120.7 million at year-end 2007 to $52.9 million at year-end 2008.

Comments on Full-Year 2008

“In 2008, we achieved more than one billion dollars in annual revenue–a goal that we established three years ago,” said McKim.  “This milestone is a testament to the quality of our team and the relationships we have developed with our customers.  In addition to our full-year revenue growth, 2008 was characterized by achievements on many other fronts.  We expanded our incineration capacity by 8 percent, broadened our geographic reach, successfully completed several tuck-in acquisitions, which expanded our recycling capabilities and Site Services footprint, and garnered recognition for our outstanding health and safety performance, including a fifth facility with VPP (Voluntary Protection Program) Status – OSHA’s official recognition for exemplary health and safety track records.”

“Our full-year results also once again demonstrate the tremendous leverage in our business model,” McKim said.  “By coupling steady sales growth across our Technical and Site Services with strict cost control initiatives, we delivered 22 percent growth in annual EDITDA on a 9 percent revenue increase.  We also significantly improved our cash position during the year.  By pruning back our cost structure and managing our environmental liabilities and capital spending, we generated strong free cash flow, which along with the proceeds of our April 2008 follow-on offering resulted in a twofold increase in our cash position.”

Non-GAAP Fourth-Quarter and Full-Year Results

Clean Harbors reports EBITDA results, which are non-GAAP financial measures, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides additional useful information to investors since the Company’s loan covenants are based upon levels of EBITDA achieved.  The Company defines EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income and EBITDA for 2008 and 2007 (in thousands):

	For the three months ended:		For the year ended:
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Net income	$17,949	$16,569	$57,486	$44,198
Accretion of environmental liabilities	2,698	2,704	10,776	10,447
Depreciation and amortization	11,776	9,789	44,471	37,590
Loss on early extinguishment of debt	1,222	—	5,473	—
Interest expense, net	614	3,256	8,403	13,157
Provision for income taxes	7,110	5,349	36,491	28,040
Other (income) expense	(30)	(73)	119	(135)
EBITDA	$41,339	$37,594	$163,219	$133,297

Acquisition of EnviroSORT Inc.

The Company also announced today that it has signed a definitive agreement to acquire EnviroSORT Inc., a privately held company that provides specialized container management, vacuum, waste management and recycling services in several Western Canadian provinces.   Clean Harbors expects the acquisition to be accretive to its 2009 earnings.  The acquisition, subject to customary closing conditions and regulatory approvals, is expected to be completed in the next 10 days.

With a team of nearly 50 employees, EnviroSORT was profitable and generated approximately CAD $9 million in revenues in 2008.  EnviroSORT’s network of assets includes two waste management facilities, a service center, and multiple satellite locations throughout Alberta to service the oil and gas drilling industry in the Canadian provinces of Alberta, British Columbia and Saskatchewan.

“The EnviroSORT acquisition is an ideal complement to our existing network of disposal facilities and service locations in Canada,” said McKim.  “As a recognized name in the Canadian waste management industry, EnviroSORT will further strengthen our presence in Western Canada.  The addition of EnviroSORT’s talented staff and service locations expands our Canadian network and enhances our ability to serve our Canadian customers’ waste management needs.  Furthermore, the acquisition reaffirms our steadfast commitment to expansion.  Our solid balance sheet and strong cash flow generation enable us to capitalize on select acquisition opportunities that will help us extend our leadership position in the North American marketplace.”

Business Outlook and Financial Guidance

Based on current market conditions, the Company is updating its revenue guidance for 2009: the Company currently expects to increase annual revenues, exclusive of acquisitions, in the range of 3 to 4 percent.  The Company had previously provided preliminary revenue guidance of 5 to 7 percent growth.  The Company is maintaining its EBITDA guidance of annual growth in the range of 10 to 15 percent for 2009.

“We are anticipating a slow start to the year,” said McKim.  “The first quarter is always a challenge for Clean Harbors and is traditionally the slowest quarter of the year due to the unpredictable effect weather can have on our business.  So far this year, we have experienced project delays and a slowdown in business volumes due to two factors: the economic recession and extremely poor weather conditions that have persisted across much of Canada and in the Midwest and Northeast U.S.  Additionally, we expect our revenues to be negatively affected on a year-over-year basis by the weakness of the Canadian dollar and the reduction of our fuel surcharge in 2009.  As we look to the full year, we have a group of customers, particularly in the chemical and manufacturing industries, whose businesses are clearly declining.  At the same time, we have many opportunities that could lead to solid growth in 2009.  As a result of this uncertain environment, we are reducing our previously announced annual revenue guidance by two to three percentage points.”

“At the same time, we are reaffirming our full-year EBITDA guidance of 10 to 15 percent growth,” said McKim.  “Over the past several months, we have further streamlined our cost structure – eliminating more than 250 General and Administrative, and facility positions – while at the same time adding more than 100 sales positions.  Even with expected annual organic revenue growth of 3 to 4 percent, we believe that the leverage inherent in our network of assets will enable us to continue to grow EBITDA at relatively high margins.”

“We expect our revenues and EBITDA growth to be skewed toward the second half of the year,” McKim said.  “While we have seen some drop-off in certain industries, our landfills and incinerators have maintained a solid backlog of volumes as we head into 2009.  We believe the recent expansion of our sales force will become more beneficial to us as the year progresses.  In addition, the federal economic stimulus package directs substantial funds to areas in which we successfully compete, such as environmental cleanups at Superfund sites, DOE sites, underground storage tanks and Brownfield locations.  Also, our strong capital position affords us the financial flexibility to capitalize on strategic opportunities that may arise, including acquisitions.”

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this press release today, Wednesday, February 25, 2009 at 9:00 a.m. (ET).  On the call, Chairman, President and Chief Executive Officer Alan S. McKim and Executive Vice President and Chief Financial Officer James M. Rutledge will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Investors who wish to listen to the fourth-quarter and year-end webcast should log onto www.cleanharbors.com/investor_relations.  The live call also can be accessed by dialing 877.407.5790 or 201.689.8328 prior to the start of the call.  If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors is North America’s leading provider of environmental and hazardous waste management services. With an unmatched infrastructure of waste management facilities, Clean Harbors serves over 45,000 customers, including more than 325 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Clean Harbors’ Technical Services provides a broad range of hazardous material management and disposal services including hazardous and non-hazardous waste recycling, treatment and disposal, CleanPack® laboratory chemical packing, and household hazardous waste management services.  Clean Harbors’ Site Services provides field services, industrial services, vacuum services, emergency response and disaster recovery, transformer services, tank cleaning and decontamination.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to manage the significant environmental liabilities that it assumed in connection with past acquisitions;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to the Company’s facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on www.cleanharbors.com/investor_relations.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Corporate Counsel for Public Affairs
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5130

InvestorRelations@cleanharbors.com

Jim Buckley

Executive Vice President

Sharon Merrill Associates, Inc.

617.542.5300

clh@investorrelations.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the three months ended:		For the year ended:
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Revenues	$249,788	$257,678	$1,030,713	$946,917
Cost of revenues	172,179	178,547	707,820	664,440
Selling, general and administrative expenses	36,270	41,537	159,674	149,180
Accretion of environmental liabilities	2,698	2,704	10,776	10,447
Depreciation and amortization	11,776	9,789	44,471	37,590
Income from operations	26,865	25,101	107,972	85,260
Other income (expense)	30	73	(119)	135
Loss on early extinguishment of debt	(1,222)	—	(5,473)	—
Interest (expense), net	(614)	(3,256)	(8,403)	(13,157)
Income before provision for income taxes	25,059	21,918	93,977	72,238
Provision for income taxes	7,110	5,349	36,491	28,040
Net income	17,949	16,569	57,486	44,198
Dividends on Series B preferred stock	—	—	—	206
Net income attributable to common stockholders	$17,949	$16,569	$57,486	$43,992
Earnings per share:
Basic income attributable to common stockholders	$0.76	$0.83	$2.56	$2.22
Diluted income attributable to common stockholders	$0.75	$0.81	$2.51	$2.14

Weighted average common shares outstanding	23,697	19,946	22,465	19,827
Weighted average common shares outstanding plus potentially dilutive common shares	23,871	20,582	22,866	20,630

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(in thousands)

	December 31,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$249,524	$119,538
Marketable securities	175	850
Accounts receivable, net	174,990	193,126
Unbilled accounts receivable	5,545	14,703
Deferred costs	5,877	7,359
Prepaid expenses and other current assets	13,472	10,098
Supplies inventories	26,905	22,363
Deferred tax assets	12,564	11,491
Properties held for sale	—	910
Total current assets	489,052	380,438

Property, plant and equipment, net	295,461	262,601

Other assets:
Long-term investments	6,237	8,500
Deferred financing costs	3,044	5,881
Goodwill	24,578	21,572
Permits and other intangibles, net	71,754	74,809
Deferred tax assets	5,454	12,176
Other	2,756	3,911
	113,823	126,849
Total assets	$898,336	$769,888

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

(in thousands)

	December 31,	December 31,
	2008	2007
Current liabilities:
Uncashed checks	$7,733	$5,489
Current portion of capital lease obligations	400	1,251
Accounts payable	63,885	81,309
Deferred revenue	24,190	29,730
Other accrued expenses	67,901	65,789
Current portion of closure, post-closure and remedial liabilities	17,264	18,858
Income taxes payable	—	8,427
Total current liabilities	181,373	210,853
Other liabilities:
Closure and post-closure liabilities, less current portion	26,254	24,202
Remedial liabilities, less current portion	135,007	141,428
Long-term obligations	52,870	120,712
Capital lease obligations, less current portion	360	1,520
Unrecognized tax benefits and other long-term liabilities	73,427	68,276
Total other liabilities	287,918	356,138
Total stockholders’ equity, net	429,045	202,897
Total liabilities and stockholders’ equity	$898,336	$769,888